News Release
Document Security Systems, Inc. Robin Pedace Document Security Systems, Inc. 202.885.5536 Email: robin@documentsecurity.com	Investor contact: Bryan Kobel Hayden Communications, Inc. 646-383-7621 Email: bryan@haydenir.com	Media contact: Kim Waver Dixon Schwabl Advertising 585.899.3273 Email: kim@dixonschwabl.com

For Immediate Release

Document Security Systems Announces Jurisdiction Decision by European Court of First Instance

Court Declines Jurisdiction; Company Plans to Pursue Infringement
in Germany While Awaiting Further Decisions in Additional European Countries

ROCHESTER, NY, September 11, 2007 - Document Security Systems, Inc. (AMEX: DMC) (“DSS”), a leader in proven, patented protection against counterfeiting and unauthorized copying, scanning and photo imaging, announced today that the Court of First Instance in the European Union has refused jurisdiction in DSS’ patent infringement suit against the European Central Bank (“ECB”). Accordingly, DSS is free to pursue its infringement actions directly in the European national courts including Germany, where DSS’ European Patent No. 0455750B1 (the “Patent”) was held to be valid by the German Federal Patent Court on March 27, 2007. The ECB itself is headquartered in Germany.

Patrick White, DSS Chairman and CEO, commented, “At long last, we have an answer as to jurisdiction. Our Patent has been validated in Germany, indicating that the ECB’s efforts to invalidate our patent throughout Europe have been unsuccessful and has cleared the path for us to pursue damages through infringement suits. This decision gives management increased confidence in a positive resolution for the Company’s shareholders in a realistic time frame. We certainly wish the CFI had been willing to decide this important issue in a timely fashion, but we now have a specific road map with the appropriate venues for further actions.”

Larry Cohen of the law firm McDermott Will & Emery UK LLP, representing DSS in the lawsuit, said, “I expect DSSI to take every step to advance infringement proceedings in Germany, now that the jurisdiction issue at the European level has been resolved by the CFI.  Also, the question of Appeal to the European Court of Justice remains an option which has not been closed off. However, we are happy that the nearly two-year delay in waiting for a CFI decision has allowed DSS to clear away the allegation of invalidity in Germany - the only defense raised so far by the ECB. Germany is significant as it is the corporate seat of the ECB. If the ECB has a cogent non-infringement argument, it would be useful for the parties to put that issue onto the agenda. DSS has seen nothing to date to suggest it is wrong about infringement, but if non-infringement is a serious ECB defense, then the sooner we understand it, the better it would be for both sides. This alone forms a good reason why the parties should meet to discuss the future conduct of the dispute and establish a going-forward solution.

DSS believes that the German national courts are a clear first venue for infringement suits against the ECB and also other security printers who print currency for use in Germany with that use DSS’ technology based on the Patent. Management believes there are more than 75 currencies that infringe on the Patent that available in Germany. As legal decisions on the validity of the Patent are reached in additional nations, DSS’ options for additional actions in other European countries are expected to expand.

About Document Security Systems, Inc.

A rapidly growing security technology company, Document Security Systems is a world leader in the development of optical deterrent technologies that help prevent counterfeiting and brand fraud from the use of the most advanced scanners, copiers and imaging systems in the market. The Company’s patented and patent-pending technologies protect valuable documents and printed products from counterfeiters and identity thieves. Document Security Systems’ customers, which include international governments, major corporations and world financial institutions, use its covert and overt technologies to protect a number of applications including, but not limited to, currency, vital records, brand protection, ID cards, internet commerce, passports and gift certificates. Document Security Systems’ strategy is to become the world’s leading producer of cutting-edge security technologies for paper, plastic and electronically generated printed assets. More information about Document Security Systems can be found at its websites: www.documentsecurity.com and www.plasticprintingprofessionals.com.

Safe Harbor Statement

This release contains forward-looking statements regarding expectations for future financial performance, which involve uncertainty and risk. It is possible the Company's future financial performance may differ from expectations due to a variety of factors including, but not limited to, changes in economic and business conditions in the world, increased competitive activity, achieving sales levels to fulfill revenue expectations, consolidation among its competitors and customers, technology advancements, unexpected costs and charges, adequate funding for plans, changes in interest and foreign exchange rates, regulatory and other approvals and failure to implement all plans, for whatever reason. It is not possible to foresee or identify all such factors. Any forward-looking statements in this report are based on current conditions, expected future developments and other factors which the Company believes are appropriate in the circumstances. Prospective investors are cautioned that such statements are not a guarantee of future performance and actual results or developments may differ materially from those projected. The Company makes no commitment to update any forward-looking statement included herein, or disclose any facts, events or circumstances that may affect the accuracy of any forward-looking statement.

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